Exhibit 10.21.2

AMENDMENT TO
MACY’S, INC. 401(k) RETIREMENT INVESTMENT PLAN
The Macy’s, Inc. 401(k) Retirement Investment Plan (the “Plan”) is hereby amended, both effective as of January 1, 2014 for the Plan as restated effective as of such date and effective as of June 26, 2013 for the version of the Plan in effect between June 26, 2013 and December 31, 2013 and in order to reflect new federal rules as to the recognition of same-sex spouses under the Plan, by amending Section 11.12 of the Plan in its entirety to read as follows.
11.12    Marriage Status. For all purposes of the Plan, a person shall be deemed to be a Participant’s spouse at any time only if he or she is at such time the legally recognized spouse of the Participant under the laws of the state in which the Participant then resides and if he or she is not barred from being considered the Participant’s spouse for purposes of the Federal tax laws by any Federal law. Notwithstanding the foregoing or any other provision of the Plan, effective as of June 26, 2013 and for all purposes of the Plan, if a Participant and another person of the same sex as that of the Participant validly enter into a marriage in any state whose laws authorize the marriage of two individuals of the same sex, such other person shall be deemed to be the Participant’s spouse, even if the Participant and such other person are domiciled in a state that does not recognize the validity of same-sex marriages. In accordance with the foregoing, a Participant shall for all purposes of the Plan be deemed to be married at any time if a person is then considered his or her spouse under the preceding two sentences of this Section 11.12.
IN ORDER TO EFFECT THE FOREGOING PLAN REVISIONS, the sponsor of the Plan hereby signs this Plan amendment, effective for all purposes as of June 26, 2013.
MACY’S, INC.

By: William Tompkins
Title: SVP, HR and Total Rewards
Date: July 8, 2014